                                                                EXHIBIT 3.03(ii)



                      ML PRINCIPAL PROTECTION TRADING L.P.
             (formerly, ML Principal Protection Plus Trading L.P.)



                          SECOND AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT



                                  Dated as of
                                _________, 1996

                     ML PRINCIPAL PROTECTION TRADING L.P.

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

 1.  Formation and Name....................................................    1

 2.  Principal Office......................................................    1

 3.  Business..............................................................    2

 4.  Term, Dissolution, Fiscal Year and Net Asset Value....................    3
     (a)  Term.............................................................    3
     (b)  Dissolution......................................................    3
     (c)  Fiscal Year......................................................    3

 5.  Net Worth of General Partner..........................................    3

 6.  Capital Contributions.................................................    3

 7.  Allocation of Profits and Losses......................................    4
     (a)  Capital Accounts and Allocations.................................    4
     (b)  Allocation of Profit and Loss for Federal Income Tax Purposes....    5
     (c)  Expenses.........................................................    5
     (d)  Limited Liability of the Limited Partner.........................    5
     (e)  Return of Capital Contributions..................................    5

 8.  Management............................................................    6

 9.  Reports...............................................................    8

10.  Non-Assignability of Limited Partnership Interest.....................    8

11.  Withdrawals of Capital; Distributions.................................    8
     (a)  Withdrawals of Capital...........................................    8
     (b)  Distributions....................................................    9


                                                                            Page
                                                                            ----
12.  Withdrawal of a Partner...............................................    9

13.  Standard of Liability; Indemnification................................    9
     (a)  Standard of Liability for the General Partner....................    9
     (b)  Indemnification of the General Partner by the Trading Partnership    9

14.  Governing Law.........................................................   11

15.  Miscellaneous.........................................................   11
     (a)  Notices..........................................................   11
     (b)  Binding Effect...................................................   11
     (c)  Certification of Facts...........................................   11
     (d)  Qualified Income Offset..........................................   12
     (e)  Captions.........................................................   12


                     ML PRINCIPAL PROTECTION TRADING L.P.

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT


     This Second Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") is made as of July 3, 1996, by and between MERRILL LYNCH INVESTMENT PARTNERS INC., a Delaware corporation, as the sole general partner (the "General Partner"; formerly, ML Futures Investment Partners Inc.), and ML PRINCIPAL PROTECTION TRADING L.P., as the sole limited partner -- (the "Limited Partner"; formerly, ML Principal Protection Plus Trading L.P.) (the General Partner and the Limited Partner being collectively referred to herein as "Partners").

                                  WITNESSETH:

     WHEREAS, the Limited Partner hereby invests in the Trading Partnership (defined below) in order to engage in the speculative trading of futures, forwards and options contracts.

     NOW, THEREFORE, the parties hereto agree as follows:

      1.  Formation and Name.

     The parties hereto do hereby form and continue a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (6 Del. C. (S)(S) 17-101, et seq.) (the "Act"). The name of the limited partnership is ML PRINCIPAL PROTECTION TRADING L.P. (the "Trading Partnership"). The General Partner shall execute and file a Certificate of Limited Partnership in accordance with the provisions of the Act and execute, file, record and publish (as may in the reasonable judgment of the General Partner be required by law) such amendments and other documents as are or become necessary or advisable in connection with the operation of the Trading Partnership, as determined by the General Partner, and shall take all steps which the General Partner may deem necessary or advisable to allow the Trading Partnership to conduct business in any jurisdiction where the Trading Partnership conducts business and to otherwise provide that the Limited Partner will have limited liability with respect to the activities of the Trading Partnership in all such jurisdictions.

      2.  Principal Office.

     The address of the principal office of the Trading Partnership shall be c/o the General Partner, Merrill Lynch World Headquarters, 6th Floor, South Tower, World Financial Center, New York, New York 10080-6106; telephone (212) 236-4167 or such other place as the General Partner may designate from time to time.

     The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     The General Partner may change the registered office of the Trading Partnership upon notice to the Limited Partner.

      3.  Business.

     The Limited Partner will operate through the Trading Partnership and under the management of the General Partner, in the same manner that a "holding company" operates through an "operating subsidiary." The Trading Partnership's business and purpose is, for the benefit of the Limited Partner, to trade, buy, sell or otherwise acquire, hold or dispose of futures and forward contracts for commodities, financial instruments and currencies, any rights pertaining thereto and any options thereon or on physical commodities and to engage in all activities incident thereto. The Trading Partnership may also engage in "hedge," arbitrage and cash trading of commodities, futures, forwards and options. The objective of the Trading Partnership's business is appreciation of its assets through speculative trading.

     In addition to its trading activities, as described above, the Trading Partnership shall retain MERRILL LYNCH ASSET MANAGEMENT, L.P. ("MLAM") to implement cash management strategies in -- in MLAM's absolute discretion within investment parameters established by, and the responsibility of, the General Partner -- United States Treasury securities and securities issued by U.S. government agencies and instrumentalities. The Trading Partnership shall instruct Merrill Lynch Futures Inc., the Trading

Partnership's commodity broker, to pay MLAM's fees for such cash management services from the flat-rate brokerage commissions paid by the Trading Partnership to Merrill Lynch Futures Inc., and the General Partner is hereby specifically empowered to (i) retain MLAM to provide cash management advice and services to the Trading Partnership, (ii) arrange for Merrill Lynch Futures Inc. to pay MLAM's fees for such advice and services, (iii) establish investment parameters for MLAM's cash management advice for the Trading Partnership; and
(iv) establish custodial account arrangements on behalf of the Trading Partnership. In the event that Merrill Lynch Futures Inc. does not pay MLAM's cash management fees, the General Partner, not the Trading Partnership, shall be responsible for doing so.

      4.  Term, Dissolution, Fiscal Year and Net Asset Value.

      (a) Term. The term of the Trading Partnership shall commence on the day on which the Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware pursuant to the provision of the Act and shall end upon the first to occur of the following: (1) December 31, 2024; (2) receipt by the General Partner of notice to dissolve the Trading Partnership at a specified time from the Limited Partner; (3) withdrawal, insolvency or dissolution of the General Partner; (4) dissolution and complete winding up of the Limited Partner; (5) any event which shall make it unlawful for the existence of the Trading Partnership to be continued or require termination of the Trading Partnership.

      (b) Dissolution. Upon the occurrence of an event causing the termination of the Trading Partnership, the Trading Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of the Trading Partnership's assets shall be effected as soon as practicable in accordance with the Act, and the General Partner and the Limited Partner shall share in the assets pro rata in accordance with their respective positive capital accounts in the Trading Partnership, less any amount owing by each such Partner to the Trading Partnership.

      (c) Fiscal Year. The fiscal year of the Trading Partnership shall begin on January 1 of each year and end on the following December 31.

      5.  Net Worth of General Partner.

     The General Partner agrees that at all times so long as it remains General Partner of the Trading Partnership, it will maintain its Net Worth (as defined below) at an amount which is sufficient, in the opinion of counsel for the Trading Partnership, for the Trading Partnership to be taxed as a partnership for federal income tax purposes.

      6.  Capital Contributions.

     The General Partner shall invest in the Trading Partnership, as a general partnership interest, no less than 1% of the aggregate contributions (which includes capital committed by the Limited Partner as described below) to the Trading Partnership. So long as it is a general partner of the Trading Partnership, the General Partner will maintain this required minimum investment. The General Partner may withdraw any interest it may have as a general partner in excess of such requirement.

     The Limited Partner shall contribute capital as described in the Prospectus of ML Principal Protection L.P. Capital contributed at different times by the Limited Partner shall be allocated to separate capital accounts. The Limited Partner may also commit capital to cover the trading losses and cash of the Trading Partnership as contemplated by Section 16(e) of the Limited Partner's Amended and Restated Limited Partnership Agreement, and such commitment shall be reflected in the Trading Partnership's allocation of trading gain and loss, as provided in Section 7 below.

     The Partners' respective contributions of the capital of the Trading Partnership shall be as shown on the books and records of the Trading Partnership.

     The aggregate of all capital contributions shall be available to the Trading Partnership to carry on its business, and no interest shall be paid by the Trading Partnership on any such contribution.

      7.  Allocation of Profits and Losses.

      (a) Capital Accounts and Allocations. A capital account shall be established for the Limited Partner (for each series of units of limited partnership interests issued by the

Limited Partner) and for the General Partner. The initial balance of each capital account shall be the amount contributed to it. After the Trading Partnership begins operations, the following allocations shall be made:

          (1) As of the close of business (as determined by the General Partner) on the last day of each month, (i) any increase or decrease in the value of the Trading Partnership's U.S. Treasury and U.S. government agency securities and short-term foreign sovereign debt instruments, as well as any increase or decrease in the Trading Partnership's cash (in each case, excluding increases attributable to increases in capital contributed to the Trading Partnership), plus (ii) any increase or decrease in the Net Asset Value of the Trading Partnership resulting from trading gains or losses and attributable to capital (a) contributed to the Trading Partnership or (b) committed to the Trading Partnership by the Partnership pursuant to Section 6, shall be allocated between the General Partner and the Limited Partner, in the case of (i) above, pro rata based on the relative capital contributions to the Trading Partnership as of the close of business on the last day of the immediately preceding month and, in the case of (ii) above, pro rata based on the relative amounts set forth in (ii)(a) and (b) as of the close of business on the last day of the immediately preceding month.

          (2) The amount of any distributions to either Partner as of the end of such month and any amount paid upon withdrawal of a portion of a Partner's capital account as of the end of such month shall then be charged against the capital account of such Partner.

      (b) Allocation of Profit and Loss for Federal Income Tax Purposes. The Trading Partnership's tax allocations shall be made as of the end of each year. Items of profit and loss shall be allocated to the Partners in the same manner as the financial allocations set forth in Section 7(a) hereof are effected.

     The allocations of profit and loss to the Partners shall not exceed the allocations permitted under Subchapter K of the Internal Revenue Code, as amended, as determined by the General Partner, whose determination shall be binding.

      (c) Expenses. The General Partner shall pay the Trading Partnership's routine legal, accounting and administrative expenses, and none of the General Partner's "overhead" expenses incurred in connection with the administration of the Trading Partnership (including, but not limited to, salaries, rent and travel expenses) will be charged to the Trading Partnership. All deductions of the Trading Partnership, if any, attributable to such expenses shall be specially allocated to the General Partner. Appropriate reserves may be created, accrued and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner. Such reserves shall reduce the Net Asset Value of interests in the Trading Partnership for all purposes.

      (d) Limited Liability of the Limited Partner. Any provisions of this Limited Partnership Agreement to the contrary notwithstanding, except as otherwise provided by law, the Limited Partner shall not be liable for Trading Partnership obligations in excess of the capital contributed or committed by the Limited Partner, plus its share of undistributed profits and assets, including its obligation as required by law, under certain circumstances, to return to the Trading Partnership distributions and returns of contributions.

     The Limited Partner hereby agrees with the General Partner that, upon written demand therefor by the General Partner, the Limited Partner will promptly pay to the Trading Partnership all amounts which the Limited Partner has committed to the Trading Partnership or its creditors under Section 16(e) of the Limited Partner's Amended and Restated Limited Partnership Agreement or under the Act.

      (e) Return of Capital Contributions. Neither Partner shall have any right to demand the return of its capital contribution or any profits added thereto, except through withdrawal or upon termination and dissolution of the Trading Partnership, in each case as provided herein. In no event shall either Partner be entitled to demand or receive property other than cash.

      8.  Management.

     The General Partner, to the exclusion of the Limited Partner, shall control, conduct and manage the business of the Trading Partnership. The Limited Partner shall not participate in the management, control, administration or business of the

Trading Partnership or use its name in the business or perform any actions prohibited to limited partners under the laws of the State of Delaware or the laws of any other jurisdiction where the Trading Partnership conducts business. The Limited Partner shall have no power to represent, act for, sign for or bind the General Partner or the Trading Partnership. The Limited Partner shall not be entitled to any salary, draw or other compensation from the Trading Partnership on account of their investment in the Trading Partnership. The General Partner shall have sole discretion in determining what distributions of profits and income, if any, shall be made to the Partners (subject to the allocation provisions hereof) as described in the Limited Partner's Prospectus dated _______, 1996 (the "Prospectus"), and to supervise the liquidation of the Trading Partnership if an event causing termination of the Trading Partnership occurs. In the event that the General Partner has been removed or becomes bankrupt or insolvent, the Limited Partner may select a representative to supervise the liquidation of the Trading Partnership.

     The General Partner shall act in accordance with its undertakings and obligations as set forth in Section 8(i) of the Limited Partner's Amended and Restated Limited Partnership Agreement dated as of _________, 1996 and such
Section 8(i) is hereby incorporated by reference herein and made a part hereof as appropriate with respect to the General Partner and the Trading Partnership.

     The General Partner may in furtherance of the business of the Trading Partnership cause the Trading Partnership to buy, sell, hold, or otherwise acquire or dispose of commodities, futures contracts and options traded on exchanges or otherwise, arbitrage positions, repurchase agreements, interest-bearing securities, equity securities, deposit accounts and similar instruments and other assets, or cause the Trading Partnership's trading to be limited to only certain of the foregoing instruments. In addition, the General Partner on behalf of the Trading Partnership will retain a Trading Advisor or Advisors to make any or all trading and investment decisions regarding the Trading Partnership to accomplish the effect described in the Prospectus.

     The General Partner may commit to the management of the Trading Advisor more assets than are actually held by the Trading Partnership; provided that the total amount so committed may not exceed the consolidated assets of the Limited Partner and the

Trading Partnership; and provided further that the ratio between the trading assets committed and the actual assets held in each of the Trading Partnership's capital accounts must be equal.

     The Trading Partnership shall make no loans, and the funds of the Trading Partnership will not be commingled with the funds of any other person (deposit of funds with a commodity broker or clearinghouse or entering into joint ventures or partnerships shall not be deemed to constitute "commingling" for these purposes). The maximum period covered by any contract entered into by the Trading Partnership shall not exceed one year. Any agreements between the Trading Partnership and the General Partner or any affiliate of the General Partner shall be terminable by the Trading Partnership upon no more than 60 days' written notice.

     The General Partner may take such actions on behalf of the Trading Partnership as it deems necessary or desirable to manage the business of the Trading Partnership. The Trading Partnership will not engage in "churning" of its assets.

     The General Partner is engaged, and may in the future engage, in other business activities and, subject to Paragraphs 5 and 6 hereof, shall not be required to refrain from any other activity nor forego any profits from any such activity, including without limitation, whether as general partner, commodity broker or advisor of additional partnerships for investment in the commodity markets or otherwise and whether or not in competition with the Trading Partnership.

     Neither the Limited Partner nor the Trading Partnership may engage in any activities or incur any obligations except as specifically contemplated under their respective Limited Partnership Agreements as the same may be in effect from time to time. The General Partner shall devote to the Trading Partnership such time as it may deem advisable to conduct the Trading Partnership's business and affairs.

     No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Trading Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority.

     It is the intention of the parties hereto that the Trading Partnership function as a subsidiary of the Limited

Partner in order to effectuate the Trading Partnership's purpose of serving as a vehicle through which the Limited Partner trades in the futures, forward and options markets. The limited partners of the Limited Partner may remove and replace the General Partner as general partner of the Trading Partnership by a majority vote of such limited partners.

      9.  Reports.

     The Trading Partnership will use its best efforts to cause the Limited Partner to receive within 90 days of the end of each fiscal year (but in no event later than March 15 of each year) such tax information as is necessary for the Limited Partner to transmit necessary tax information to investors in the Limited Partner. The duly authorized representatives of each such investor may inspect the Trading Partnership's books and records during normal business hours upon reasonable written notice to the General Partner, for any just, reasonable and non-commercial purpose. Copies of such records may be made upon payment of reasonable reproduction costs.

     The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Trading Partnership. The General Partner shall pay any taxes payable by the Trading Partnership; provided, however, that such taxes need not be paid if the General Partner is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Trading Partnership.

      10.  Non-Assignability of Limited Partnership Interest.

     The Limited Partner expressly agrees that it will not assign, transfer or dispose of, by gift or otherwise, any of its interest in the Trading Partnership or any part or all of its right, title and interest in the capital or profits of the Trading Partnership without the consent of the General Partner, which consent may be withheld in the General Partner's sole discretion.

     No limited partner other than the Limited Partner may be admitted to the Trading Partnership.

      11.  Withdrawals of Capital; Distributions.

      (a) Withdrawals of Capital. Partners may withdraw capital as of the last day of each month. Payment will be made within ten business days after the effective date of withdrawal, except that under special circumstances, including, but not limited to, inability to liquidate commodity positions as of a withdrawal date or default or delay in payments due the Trading Partnership from commodity brokers, banks or other persons, the Trading Partnership may in turn delay payment to Partners of the proportionate part of any proposed withdrawal equal to that proportionate part of the Trading Partnership's aggregate Net Asset Value represented by the sums which are the subject of such default or delay.

      (b) Distributions. The General Partner in its sole discretion may from time to time make distributions to the Partners provided that no distribution shall cause a deficit balance in any Partner's capital account.

      12.  Withdrawal of a Partner.

     The Trading Partnership shall terminate and be dissolved upon the withdrawal, dissolution, admitted or court-decreed insolvency or the removal of the General Partner. The General Partner may withdraw from the Trading Partnership, without any breach of this Limited Partnership Agreement, at any time.

     If the General Partner ceases to be general partner of the Limited Partner, the General Partner shall ipso facto cease to be General Partner of the Trading Partnership.

      13.  Standard of Liability; Indemnification.

      (a) Standard of Liability for the General Partner. The General Partner and its Affiliates, as defined below, shall have no liability to the Trading Partnership or to the Limited Partner for any loss suffered by the Trading Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner, or its Affiliates, in good faith, determined that such course of conduct was in the best interests of the Trading Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates.

      (b) Indemnification of the General Partner by the Trading Partnership. The General Partner, and its Affiliates shall be indemnified by the Trading Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Trading Partnership; provided that the same were not the result of negligence or misconduct on the part of the General Partner or its Affiliates; and provided further that Affiliates shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the General Partner and acting wholly within the scope of the authority of the General Partner.

     Notwithstanding the above, the General Partner and its Affiliates shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

     In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the Massachusetts Securities Division, the Pennsylvania Securities Commission, the Tennessee Securities Division, the Texas Securities Board and any other applicable regulatory authority with respect to the issue of indemnification for securities law violations.

     The Trading Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.

     For the purposes of this Paragraph 13, the term "Affiliates" shall mean any person performing services on behalf of the Trading Partnership who: (1) directly or indirectly controls, is controlled by, or is under common control with the

General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer or director of the General Partner; or (4) if the General Partner is an officer, director, partner or trustee, is any entity for which the General Partner acts in any such capacity.

     Advances from Trading Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner by the Limited Partner are prohibited.

     Advances from Trading Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Trading Partnership; (2) the legal action is initiated by a third party who is not the Limited Partner; and (3) the General Partner or its Affiliates undertake to repay the advanced funds to the Trading Partnership in cases in which they would not be entitled to indemnification under the first paragraph of this Section 13(b).

     In no event shall any indemnity or exculpation provided for herein be more favorable to the General Partner or any Affiliate than that contemplated by the "Guidelines for the Registration of Commodity Pool Programs" promulgated by the North American Securities Administrators Association, Inc. as in effect on the date of this Limited Partnership Agreement.

     In no event shall any indemnification permitted by this Section 13(b) be made by the Trading Partnership unless all provisions of this Section for the payment of indemnification have been complied with in all respects.
Furthermore, it shall be a precondition of any such indemnification that the Trading Partnership receive a determination of independent legal counsel in a written opinion that the party which seeks to be indemnified hereunder has met the applicable standard of conduct set forth herein. Receipt of any such opinion shall not, however, in itself, entitle any such party to indemnification unless indemnification is otherwise proper hereunder. Any indemnification payable by the Trading Partnership hereunder shall be made only as provided in the specific case.

     In no event shall any indemnification obligations of the Trading Partnership under this Section 13(b) subject the Limited Partner to any liability in excess of that contemplated by Section 7(d) hereof.

     The General Partner shall indemnify and hold the Trading Partnership harmless from all loss or expense which the Trading Partnership may incur (including, without limitation, any indemnity payments) as a result of the differences between Merrill Lynch Asset Management, L.P.'s standard of liability under the Investment Advisory Contract the General Partner's standard of liability as set forth herein.

      14.  Governing Law.

     The validity and construction of this Limited Partnership Agreement shall be determined and governed by the laws of the State of Delaware.

      15.  Miscellaneous.

      (a) Notices. All notices under this Limited Partnership Agreement shall be in writing and shall be effective upon personal delivery, or if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mails.

      (b) Binding Effect. This Limited Partnership Agreement shall inure to and be binding upon all of the parties, their successors and assigns.

      (c) Certification of Facts. Any person dealing with the Trading Partnership or the General Partner may rely upon a certificate signed by the General Partner as to: (i) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Trading Partnership; (ii) the persons who are authorized to execute and deliver any instrument or document of the Trading Partnership; or (iii) any act or failure to act by the Trading Partnership or as to any other matter whatever involving the Trading Partnership or either Partner.

      (d) Qualified Income Offset. If either Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Trading Partnership income and gain shall be specially allocated to such Partner, before any other allocation of Trading Partnership items for such year is made, in an amount and manner sufficient to eliminate a deficit in its capital account created by such adjustments, allocations or distributions as quickly as possible. This Section is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

      (e) Captions. Captions in no way define, limit, extend or describe the scope of this Limited Partnership Agreement nor the effect of any of its provisions. Any reference to "persons" in this Limited Partnership Agreement shall also be deemed to include entities, unless the context otherwise requires.

     IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the day and year first above written.


General Partner:                         Limited Partner:

MERRILL LYNCH INVESTMENT                 ML PRINCIPAL PROTECTION L.P.
  PARTNERS INC.

                                         By:  MERRILL LYNCH INVESTMENT
                                                PARTNERS INC.
By:___________________________                 General Partner
     James M. Bernard
     Vice President
                                         By:___________________________
                                              James M. Bernard
                                              Vice President